Exhibit (d)(4)

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

REVLON, INC.

Pursuant to Sections 228 and 242 of the General Corporation Law of the State of Delaware

REVLON, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

FIRST: That Article FOURTH of the Company’s Restated Certificate of Incorporation is hereby amended by deleting the preamble therefrom and substituting the following in lieu thereof:

“Authorized Capital Stock. The Corporation is authorized to issue 1,150,000,000 shares of capital stock, of which 900,000,000 shares shall be shares of Class A Common Stock, $.01 par value (“Class A Common Stock”), 200,000,000 shares shall be shares of Class B Common Stock, $.01 par value (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and 50,000,000 shares shall be shares of Preferred Stock, $.01 par value (“Preferred Stock”).”

SECOND: That the foregoing amendment was duly adopted by written consent of the stockholders in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be duly executed in its corporate name this   day of          , 2009.

REVLON, INC.

By:
Name:
Title: